                                                          OMM DRAFT
                                                 DATED AS OF 2/1/98










                            CONTRIBUTION AGREEMENT



                       CASTLE & COOKE COMMERCIAL-CA, INC.

                          CASTLE & COOKE RETAIL, INC.

                 HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                           RELATING TO THE FORMATION

                                       OF

                       CASTLE & COOKE OUTLET CENTERS, LLC







                          Dated as of February 1, 1998

                        TABLE OF CONTENTS


                                                               PAGE


SECTION 1.  DEFINITIONS                                         -1-

SECTION 2.  COMPANY FORMATION AND CONTRIBUTIONS                 -1-
      2.1   Formation of the Company                            -1-
      2.2   Capital Contribution by C&C and CCR                 -2-
      2.3   Capital Contribution by Horizon/Glen                -2-

SECTION 3.  CLOSING                                             -2-
      3.1   The Closing                                         -2-
      3.2   The Closing Date                                    -2-
      3.3   Termination Rights; Certain Closing Costs           -3-
      3.4   Possession, Notification of Tenants and Management  -4-

SECTION 4.  CLOSING PRORATIONS
                                                                -5-

SECTION 5.  REPRESENTATIONS AND WARRANTIES                      -6-
      5.1   All Parties                                         -6-
            (a) Organization, Power and Authority               -6-
            (b) Authority Relative to this Agreement            -6-
            (c) Binding Obligation                              -7-
            (d) No Violation                                    -7-
            (e) Bankruptcy                                      -7-
            (f) Knowledge and Experience                        -7-
            (g) No Distribution                                 -8-
            (h) Tax and Securities Issues                       -8-
            (i) Disclosure                                      -8-
            (j) Non-Foreign Person                              -8-
            (k) Existing Dole Lease                             -8-
            (a) Compliance with Laws                            -8-
            (b) Environmental Matters                           -9-
            (c) Physical Condition                              -9-
            (d) Licenses; Rights of Way; Access                 -9-
            (e) Leases                                          -10-
            (f) No Litigation or Adverse Events                 -11-
            (g) Contracts, Agreements and Liens                 -11-
            (h) No Other Agreements                             -11-
            (i) Security Deposits                               -12-
            (j) Financial Condition                             -12-

            (k) Second Horizon Group Financing                  -12-
            (l) Other Second Horizon Properties                 -12-

SECTION 6.  CONTINUATION AND SURVIVAL                           -13-
       6.1  Continuation and Survival                           -13-

SECTION 7.  INDEMNITY                                           -13-
       7.1  Indemnification by Horizon/Glen                     -13-
       7.2  Indemnification by C&C and CCR                      -14-
       7.3  Limitation on Indemnity                             -14-
       7.4  Mitigation                                          -14-
       7.5  Matters Involving Third Parties                     -15-

SECTION 8.  CONDITIONS PRECEDENT TO CLOSING                     -16-
       8.1  Conditions to Obligations of C&C                    -16-
            (a) Performance of Obligations                      -16-
            (b) Amended and Restated Partnership Agreement      -16-
            (c) Lake Elsinore Land                              -17-
            (d) Dole Leasehold Interest                         -17-
            (e) Second Horizon Group Financing                  -17-
            (f) Casualty or Condemnation                        -17-
            (g) Contribution of Cash                            -17-
       8.2  Conditions to Obligations of Horizon/Glen           -18-
            (a) Performance of Obligations                      -18-
            (b) Landlord Consent and Release                    -18-
            (c) Series B Pledge                                 -18-
            (d) Second Horizon Group Financing                  -18-

SECTION 9.  CLOSING DELIVERIES                                  -19-
       9.1  Closing Deliveries By Horizon/Glen                  -19-
            (a) Transaction Documents                           -19-
            (b) Corporate and Partnership Proceedings           -19-
            (c) Organizational Documents                        -19-
            (d) Incumbency Certificates                         -19-
            (e) Opinions                                        -19-
       9.2  Closing Deliveries of C&C and CCR                   -19-
            (a) Transaction Documents                           -19-
            (b) Corporate and Partnership Proceedings           -19-
            (c) Organizational Documents                        -19-
            (d) Incumbency Certificates                         -20-
            (e) Opinion                                         -20-
            (f) Series B Pledge                                 -20-
            (g) Guaranty                                        -20-

SECTION 10.  INTENTIONALLY OMITTED                              -20-

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SECTION 11.  CONFIDENTIALITY                                    -20-
       11.1  Confidentiality                                    -20-

SECTION 12.  COVENANTS                                          -21-
       12.1  Maintenance of Horizon/Glen Properties             -21-
       12.2  Insurance                                          -22-
       12.3  Horizon/Glen Deliveries                            -22-
             (a) Files Relating to Horizon Properties           -22-
             (b) Rent Roll                                      -22-
             (c) Notice of Change                               -22-
             (d) Estoppel Certificates                          -22-
             (e) [Intentionally Omitted]                        -23-
             (f) Financial Statements                           -23-
             (g) Title Policies                                 -23-
       12.4  Compliance With Second Horizon Group Financing.    -23-
       12.5  Tax Reporting                                      -23-
       12.6  Updating Schedules                                 -23-

SECTION 13.  MISCELLANEOUS                                      -24-
       13.1  Notices                                            -24-
       13.2  Successors and Assigns                             -26-
       13.3  Amendments                                         -26-
       13.4  Governing Law                                      -26-
       13.5  Severability                                       -26-
       13.6  Counterparts                                       -26-
       13.7  No Waiver                                          -26-
       13.8  Enforcement                                        -26-
       13.9  Exclusive Remedies                                 -27-
       13.10 Exhibits                                           -27-
       13.11 Legal Representation                               -27-
       13.12 Entire Agreement                                   -27-
       13.13 Further Assurances and Cooperation                 -27-

SECTION 14.  BROKERS AND FINDERS                                -29-

                              CONTRIBUTION AGREEMENT


          THIS CONTRIBUTION AGREEMENT (this "AGREEMENT") is made and entered into as of the 1st day of February, 1998, by and between CASTLE & COOKE COMMERCIAL-CA, INC., a California corporation ("C&C"), CASTLE & COOKE RETAIL, INC., a California corporation ("CCR"), and HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP, a Delaware limited partnership ("HORIZON/GLEN").

                                    RECITALS

          A. C&C, CCR, and Horizon/Glen desire to form Castle & Cooke Outlet Centers, LLC, a California limited liability company (the "COMPANY") to own and operate certain commercial real estate projects or interests therein.

          B. On the Closing Date, C&C, CCR and Horizon/Glen shall make their respective capital contributions set forth in Sections 2.2 and 2.3.

                                    AGREEMENT

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                             SECTION 1.  DEFINITIONS

          Capitalized terms set forth in this Agreement, unless otherwise defined herein, shall have the meaning set forth in APPENDIX "1" attached hereto and made a part hereof. The parties agree and acknowledge that CCR is an entity affiliated with C&C, and that when reference is made herein to "the other party" or words or phrases of similar import, the reference is to Horizon/Glen on the one hand, and C&C and CCR on the other hand. C&C and CCR agree that all references herein to C&C shall include CCR unless the context otherwise requires.

                   SECTION 2.  COMPANY FORMATION AND CONTRIBUTIONS

          SECTION 2.1 FORMATION OF THE COMPANY. C&C, CCR, and Horizon/Glen shall duly form the Company on or before the Closing Date, and in connection therewith, each of such parties shall (i) cause the execution and delivery of the Company's Organizational Documents and Operating Agreement, and (ii) take such other actions as may be necessary to effect the formation of the Company. Provisions regarding the governance and operation of the Company are more fully set forth in the Operating Agreement.

          SECTION 2.2 CAPITAL CONTRIBUTION BY C&C AND CCR. On the Closing Date, C&C shall contribute or cause to be contributed to the Company cash in the amount of $283,333.33. On the Closing Date, CCR shall contribute or cause to be contributed to the Company cash in the amount of $283,333.33.

          SECTION 2.3 CAPITAL CONTRIBUTION BY HORIZON/GLEN. On the Closing Date, Horizon/Glen shall contribute or cause to be contributed to the Company
(i) the Lake Elsinore Land, (ii) the Horizon Cannery Leasehold Interest,
(iii) the Lake Elsinore Project Class B Partnership Interest (collectively, the "HORIZON/GLEN INTERESTS") and (iv) if required, cash in an amount determined pursuant to Sections 8.1(f) and 8.1(g). The contribution of the Horizon/Glen Interests shall be evidenced by the execution and delivery of the Horizon/Glen Contribution Documents and shall be subject to all Permitted Exceptions.

                            SECTION 3.  CLOSING

          SECTION 3.1 THE CLOSING.

          (a) The consummation of the Transactions (the "CLOSING") shall take place on the Closing Date (as defined below) and shall include, but shall not be limited to, (i) the formation of the Company, (ii) the capital contributions as provided in Section 2, (iii) the execution and delivery of the Operating Agreement and the Amended and Restated Partnership Agreement,
(iv) the execution and delivery of all other documents and agreements referred to herein and (v) the satisfaction of all conditions precedent thereto set forth in Section 8 (except as otherwise provided in Section 3.3).

          (b) The Closing shall be held at the Century City, Los Angeles offices of O'Melveny & Myers LLP, or such other location upon which the parties shall agree.

          SECTION 3.2 THE CLOSING DATE. As used herein, the "CLOSING DATE" shall mean the first to occur of (a) the Business Day upon which the closing of the merger of Horizon Group, Inc. ("HGI") or its successor with Prime Retail, Inc. (or its designated affiliate) (the "MERGER") occurs pursuant to the Merger Agreement, (b) ten (10) Business Days after the termination of the Merger Agreement or (c) July 31, 1998. Horizon/Glen shall notify C&C of the closing of the Merger at least five (5) Business Days prior to the closing of the Merger and shall promptly notify C&C Properties if the Merger Agreement is terminated. Notwithstanding the foregoing, Horizon/Glen may set a Closing Date which is prior to the first to occur of the above described dates, provided that such date shall not be earlier than March 31, 1998 and provided further that, Horizon/Glen shall have delivered to C&C at least ten (10) Business Days notice of its election of such Closing Date. C&C shall use commercially reasonable efforts to obtain the consent contemplated by Section 5.1(b)(ii) as soon as practicable after the date hereof. In the event C&C obtains such consent prior to March 31, 1998, it shall notify Horizon/Glen and, at Horizon/Glen's election and upon 10 Business Days notice to C&C, the Closing Date may occur on a date prior to March 31, 1998. The date for any scheduled Closing shall be extended (including beyond July 31,

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1998) to the extent necessary to accommodate the ten-day notice period contemplated by Section 3.3(c).

          SECTION 3.3 TERMINATION RIGHTS; CERTAIN CLOSING COSTS.

          (a) If (i) the Closing has not occurred by July 31, 1998, (subject to the extension pursuant to the last sentence of Section 3.2) by reason of the breach of a representation or warranty or default by C&C or Horizon/Glen, as the case may be, of its obligations hereunder and (ii) such breach or default shall continue uncured for a period of 30 days after notice thereof from the other parties and (iii) if, in the case of a breach or default by Horizon/Glen, Horizon/Glen shall have failed to make the cash contribution contemplated by Section 8.1(f) or 8.1(g), then the party who is in breach or default or who is otherwise not prepared to close shall have no right to terminate this Agreement and the other party shall have the right, at its option, to (x) subject to the provisions of Section 3.3(c) below, terminate this Agreement or (y) exercise its rights under Section 3.3(c) below to proceed with the Closing of the Transactions. Such election to terminate or proceed shall not constitute a waiver of any condition precedent or any such breach or default. If such non-breaching party is entitled to terminate this Agreement pursuant to the provisions of this Section 3.3 and elects to do so, such party shall notify the other parties in writing and the party who is in breach or default or who is otherwise not prepared to close shall pay all Losses and Liabilities incurred by the terminating party as a result of such breach or default, including all costs of enforcement pursuant to Section
13.8 hereof.

          (b) Upon the Closing, the following costs and expenses, to the extent incurred or otherwise applicable, shall be allocated as follows:

              (i) Horizon/Glen shall pay for the Preliminary Title Reports and the premium for the Title Policies and any sales taxes, transfer taxes and recording fees applicable to the contribution of the Lake Elsinore Land and the Lake Elsinore Class B Partnership Interest. In addition, Horizon/Glen shall be liable for any prepayment fee or other charge payable in connection with any payoff of any monetary encumbrances related to the Lake Elsinore Land.

             (ii) In addition to the provisions set forth in paragraph (i) above, each party shall pay its own legal, accounting and advisors' fees, costs and expenses associated with the preparation of this Agreement and the consummation of the Transactions. Horizon/Glen shall pay all costs, fees, and expenses associated with its analysis of the tax, economic, securities law compliance or the impact of the Transactions upon any of Horizon/Glen's related entities, and C&C shall pay all costs, fees, and expenses associated with its analysis of the tax, economic, securities law compliance or other impact of the Transactions upon any of C&C's related entities.

          (c) Neither C&C nor Horizon/Glen shall have the right to terminate this Agreement or refuse to consummate the Transactions if the failure of the conditions precedent set forth in Sections 8.1 and 8.2 hereof to be satisfied either (i) can be cured at

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Closing in full by the payment of money and are so cured in accordance with
Section 8.1(g) and this Section 3.3(c) prior to the expiration of the 30-day cure period referred to in Section 3.3(a) or, (ii) in the case of a breach or default by Horizon/Glen which results in a failure of a condition precedent set forth in Section 8.1, such breach or default will not have a material adverse effect upon the value of the Horizon/Glen Interests or the current use and operation of the contributed Horizon/Glen Properties. Notwithstanding the preceding sentence, if any such breach or default by Horizon/Glen or failure of a condition precedent set forth in Section 8.1 results in a failure or other inability of Horizon/Glen to contribute the Lake Elsinore Class B Partnership Interest to the Company, then, in addition to any Losses and Liabilities required to be paid by Horizon/Glen with respect thereto, C&C shall not be required to accept the Lake Elsinore Land and, at its option, C&C may require Horizon/Glen to contribute cash to the Company in an amount equal to the Company's Losses and Liabilities with respect to the Lake Elsinore Land in lieu of the contribution of Lake Elsinore Land. If any such breach or default can be reasonably anticipated prior to the scheduled Closing Date, the breaching party shall provide the non-breaching party with written notice of such breach at least ten (10) days prior to the Closing Date (which Closing Date shall be delayed, if necessary, in order to allow the breaching party to comply with the notice requirements of this Section 3.3). Such notice shall include a description of the breach, the amount of damages caused thereby and the anticipated remedy. The party in breach shall, on the Closing Date, contribute to Company the amount necessary (if the exact amount cannot be readily determined, then an estimate reasonably satisfactory to the non-breaching party shall be initially used until the exact amount is known at which point the party in breach shall pay Company the difference or the non-breaching party shall refund any excess, as the case may be) to cure the same and agree to indemnify and hold the non-breaching party harmless from any Losses and Liabilities the non-breaching party may suffer arising from such failure, as applicable. The indemnity referred to in the immediately preceding sentence shall not be subject to the limitations set forth in clauses (i) and (ii) of Section 7.3. The breaching party, subject to the non-breaching party's reasonable approval, may contribute such amount to the Company in the form of a letter of credit or other security in lieu of cash.

          SECTION 3.4 POSSESSION, NOTIFICATION OF TENANTS AND MANAGEMENT.

          (a) Possession of the Dole Cannery Project and the Lake Elsinore Land shall be transferred to the Company as of the Closing Date and such properties shall thereafter be managed by the Manager of the Company pursuant to the Operating Agreement.

          (b) Possession of the Lake Elsinore Project shall remain with Second Horizon Partnership and such project shall thereafter be operated and managed in accordance with the provisions of the Amended and Restated Partnership Agreement and the Loan Documents.

          (c) Concurrently with the Closing, Horizon/Glen shall mail (or cause to be mailed) via certified mail (postage prepaid) or personally deliver to each Tenant of the Dole Cannery Project a letter in substantially the form attached hereto as EXHIBIT C advising each

Tenant of the applicable change of ownership and the holding of security deposits. If the notice to the Tenant is made by personal delivery, a representative of the Tenant shall acknowledge receipt of the notice and sign his or her name on Horizon/Glen's copy of the notice.

                         SECTION 4.  CLOSING PRORATIONS

          (a) Except as set forth in paragraph (e) hereof, Horizon/Glen or Second Horizon Partnership, as applicable, shall be entitled to all rents and income and shall be liable for all costs and expenses relating to the Horizon/Glen Properties arising out of or related to (i) the period prior to the Closing Date with respect to the Lake Elsinore Land and the Lake Elsinore Project and (ii) the period of its tenancy under the Existing Dole Lease with respect to the Dole Cannery Project (other than matters for which the landlord is responsible thereunder). Upon the Closing Date and thereafter, the Company shall be entitled to all rents and income relating to the Dole Cannery Project (except for the rental payments due to Castle & Cooke Properties, Inc. ("C&C Properties") as the landlord under the Existing Dole Lease, which shall be reserved to C&C Properties) and shall be liable for all costs and expenses relating to the Dole Cannery Project (except for those costs and expenses allocated to the landlord under the Existing Dole Lease, which shall continue to be borne by C&C Properties) and the Lake Elsinore Land arising out of or related to the period on and after the Closing Date. Notwithstanding that the Lake Elsinore Project shall continue to be owned by the Second Horizon Partnership, allocation of income and expense with respect to the Lake Elsinore Project shall be pro rated on the Closing Date on the same basis as the Lake Elsinore Land as if the Lake Elsinore Project were to be transferred to the Company on the Closing Date. Thereafter, with respect to the Lake Elsinore Project, all income and expense shall be allocated to the Lake Elsinore Project Class B Partnership Interest in accordance with the Amended and Restated Partnership Agreement.

          (b) Except as set forth in paragraph (e) hereof, all proration items shall be apportioned as of 12:01 AM on the Closing Date on an accrual basis in accordance with GAAP. No prorations, credits or transfer of deposits shall be considered a capital contribution or advance by Horizon/Glen to the Company, and the Company shall not be obligated to pay or reimburse Horizon/Glen for such amounts, except to the extent of a proration credit in favor of Horizon/Glen. All prorations shall be settled at Closing, subject to subsequent reconciliation and adjustment as hereinafter set forth.

          (c) Prior to Closing, Horizon/Glen and C&C shall jointly prepare and approve a preliminary closing statement on the basis of the Leases and other sources of income and expenses.

          (d) If any prorations cannot be definitely calculated on the Closing Date, then they shall be estimated at the Closing and definitely calculated by C&C and Horizon/Glen as soon after the Closing Date as feasible. If the parties are unable to agree on such definitive calculation, they shall resolve such dispute in accordance with the provisions of Section 4.6(f) of the Amended and Restated Partnership Agreement. Either party owing the other party a sum of money based on such subsequent resolution shall promptly pay said sum to the other party, together with interest thereon at the rate of two percent (2%) over the "prime rate" (as announced from time to time in the Wall Street Journal) per annum from the date of presentment of the bill therefor to the date of payment if payment is not made within ten (10) days after delivery of such bill.

          (e) Notwithstanding the provisions of paragraphs (a) and (b) above, the following items shall be allocated on the Closing Date as follows:

              (i) Horizon/Glen shall be entitled to a credit with respect to the amount then on deposit in the Capital Reserve Sub-Account pursuant to
Section 2.12 of the Loan Agreement;

             (ii) Tenant improvement costs incurred in connection with new Leases entered into between the date hereof and the Closing Date shall be pro rated over the term of such Lease provided that such Lease complies with the leasing parameters or is otherwise approved by C&C;

            (iii) leasing commissions due and payable after the date hereof in connection with the renewal or extension of any existing Lease in accordance with its terms shall be pro rated over the renewal or extended term of the Lease; and

             (iv) leasing commissions due and payable after the date hereof incurred in connection with a Lease entered into after the date hereof and prior to the Closing Date shall be pro rated over the term of such Lease provided that such Lease complies with the leasing parameters or is otherwise approved by C&C and such leasing commissions are reasonable and customary in amount.

                    SECTION 5.  REPRESENTATIONS AND WARRANTIES.

          SECTION 5.1 ALL PARTIES. Horizon/Glen makes the following representations and warranties to C&C and CCR, and each of C&C and CCR jointly and severally make the following representations and warranties to Horizon/Glen:

          (a) ORGANIZATION, POWER AND AUTHORITY. It is an entity, duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed, and has the requisite corporate or partnership power and authority to own its respective properties and all of its assets and to carry on its business as presently conducted.

          (b) AUTHORITY RELATIVE TO THIS AGREEMENT. On the date hereof, it has obtained all necessary corporate or partnership approvals to carry out the Transactions and has taken all action necessary to authorize the execution, delivery and performance of the Transactions and this Agreement except (i) in the case of Horizon/Glen, for the requisite notices and deliveries pursuant to the Loan Documents with respect to the contribution by Horizon/Glen of the Lake Elsinore Project Class B Partnership Interest to the Company and (ii) in the case of C&C, for the consent or approval of The Chase Manhattan Bank as agent with respect to a credit agreement affecting certain Affiliates of C&C. On the Closing Date, it shall have given any notice or obtained any required consent and complied with any applicable requirements relating to the matters referred to in clauses (i) and (ii) of the preceding sentence to the extent applicable to it. No other proceedings, consents or approvals are needed to authorize the execution and delivery of this Agreement and the consummation by it of the Transactions.

          (c) BINDING OBLIGATION. This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered and constitute valid and binding agreements, enforceable against it in accordance with their respective terms.

          (d) NO VIOLATION.  Except for the matters referred to in clauses
(i) and (ii) of paragraph (b) above, which matters shall be satisfied on the Closing Date, the execution, delivery and all actions to be undertaken by it pursuant to this Agreement and the consummation of the Transactions will not result in or constitute any of the following: (i) a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any existing agreement, contract, document, instrument, legal or regulatory requirement to which it is a party or by which it or any of its properties, or any portion thereof, is bound; (ii) a violation or conflict with any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to it or its properties; or (iii) the creation or imposition of any lien, charge or encumbrance on its properties; except for such as would not, in the case of (i), (ii) and (iii), individually or in the aggregate, have a material adverse effect on the Transactions or values of the Horizon/Glen Interests.

          (e) BANKRUPTCY. There are no attachments, executions or assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, or under any other debtor relief laws, contemplated by or pending or, to its Knowledge, threatened against it. Without limiting the generality of the foregoing, none of the following have been done by, or to its Knowledge, against or with respect to it: (i) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law of other similar law; (ii) the appointment of a trustee or receive of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to, any action indicating an inability to meet its financial obligations as they accrue; or
(vi) a dissolution or liquidation.

          (f) KNOWLEDGE AND EXPERIENCE. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company. It acknowledges that it has the financial ability to bear the economic risk of its investment in the Company, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to the investment in the Company.

          (g) NO DISTRIBUTION. It is not acquiring its membership interest with a view to the distribution thereof or any present intention of offering or selling such membership interest in a transaction that would violate the Securities Act of 1933, as amended, or the securities laws of any State or any other applicable jurisdiction.

          (h) TAX AND SECURITIES ISSUES. It acknowledges that all Tax Issues, and all Securities Issues applicable to it are solely the responsibility of it. It further acknowledges that none of the other parties to this Agreement or the agents or representatives thereof (including their legal counsel and accountants) has provided advice, representations, or guidance to it regarding the Tax Issues or the Securities Issues, and it has not relied nor will rely on any other parties or the agents or representatives of such parties with regard thereto, but instead will rely on its own securities, tax, business and legal advisors therefor and with respect to them.

          (i) DISCLOSURE. To its Knowledge, any and all documents delivered by it to any other party hereto or made available to any other party hereto for review in connection with the Transactions are true, correct and complete copies of such documents. To its Knowledge, all of Horizon/Glen's material files in connection with the Horizon/Glen Properties are located at Horizon/Glen's offices and all such material files have been made available or copies provided to the other parties or their representatives for review.

          (j) NON-FOREIGN PERSON. It is not a "foreign person" as such term is defined in Section 1445(f) of the Internal Revenue Code of 1986, as amended. With respect to C&C and Horizon/Glen, only, it has not been organized solely for the purpose of acquiring a membership interest in the Company.

          (k) EXISTING DOLE LEASE. To the Knowledge of Horizon/Glen and C&C, respectively, the Existing Dole Lease is in full force and effect as of the date hereof and as of the Closing Date.

          SECTION 5.2 HORIZON/GLEN.  Subject to the matters listed in
Schedule 5.2 hereof, Horizon/Glen makes the following representations and warranties to C&C and CCR as of the date of this Agreement and as of the Closing Date, provided that the representations and warranties contained herein with respect to the Dole Cannery Project shall not be applicable to those matters which are the obligations, or are exclusively within the control, of the landlord under the Existing Dole Lease.

          (a) COMPLIANCE WITH LAWS. The use and operation of the Horizon/Glen Properties are in compliance in all material respects with all Laws and Permits which are material to the construction, ownership and operation of the Horizon/Glen Properties as currently operated. All material Permits necessary for the current use of the Horizon/Glen Properties have been obtained and are in full force and effect.

          (b) ENVIRONMENTAL MATTERS. Except as disclosed in any environmental report or summary provided to C&C or its representatives and listed on Schedule 5.2, (i) to the Knowledge of Horizon/Glen, the use and operation of the Lake Elsinore Project and the Lake Elsinore Land are in compliance in all material respects with all Environmental Requirements, (ii) neither Horizon/Glen nor, to the Knowledge of Horizon/Glen, any previous owner or tenant or any other person, has engaged in or permitted any operations or activities in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Lake Elsinore Project or the Lake Elsinore Land, or transported any Hazardous Materials to, from or across the Lake Elsinore Project or the Lake Elsinore Land, except in all cases in material compliance with Environmental Requirements; (iii) to Horizon/Glen's Knowledge, no Hazardous Materials are presently constructed, deposited, stored, discharged, released or otherwise located on, under, in or about the Lake Elsinore Project or the Lake Elsinore Land, except in all cases in material compliance with Environmental Requirements and (iv) neither Horizon/Glen nor, to the Knowledge of Horizon/Glen, any subtenant of Horizon/Glen, has engaged in or permitted any operations or activities in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about the Dole Cannery Project, or transported any Hazardous Materials to, from or across the Dole Cannery Project, except in all cases in material compliance with Environmental Requirements.

          (c) PHYSICAL CONDITION. To Horizon/Glen's Knowledge, there are no material structural defects or deficiencies in the Improvements which individually or in the aggregate would have a material adverse effect on any of the Horizon/Glen Properties. To Horizon/Glen's Knowledge, the Improvements located at or on the Horizon/Glen Properties and Personal Property located thereon or used in connection therewith are in good working order and condition (ordinary wear and use excepted) and are sufficient for the current use of the Horizon/Glen Properties. Each of the Lake Elsinore Project and, to the Knowledge of Horizon/Glen, the Dole Cannery Project is served by all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the current use and operation of such projects. Horizon/Glen has not received any notice from any insurance carrier, nor to Horizon/Glen's Knowledge are there any physical defects or inadequacies in the Improvements on the Horizon/Glen Properties that if not corrected would result in termination of insurance coverage or a material increase in insurance costs.

          (d) LICENSES; RIGHTS OF WAY; ACCESS. Horizon/Glen or Second Horizon Partnership, as the case may be, has obtained all material licenses, permits, easements and rights of way, including offerings for dedication, required from all governmental authorities having jurisdiction over the Lake Elsinore Project or the Lake Elsinore Land or from private parties for (i) the current use and operation of the Lake Elsinore Project or the Lake Elsinore Land and (ii) to ensure vehicular and pedestrian ingress to and egress from the Lake Elsinore Project. To its Knowledge, (a) the Lake Elsinore Project has full and free access to and from public streets and roads, (b) there are no facts or conditions that could reasonably be expected to result in the termination of the present access from or to the Lake Elsinore Project to or from any such existing highways and roads, or (c) there are no facts or conditions that could result in the termination or expiration of any conditional use permits, sign permits or other governmental permits or approvals necessary for the respective uses and operations of the Lake Elsinore Project as a retail outlet mall and the Lake Elsinore Land as vacant land.

          (e) LEASES. The Rent Rolls for the Lake Elsinore Project and the Dole Cannery Project are true, complete and accurate as of the respective dates thereof. Except for the Leases and Licenses, there are no other material leases, subleases, licenses or other agreements with Horizon/Glen or Second Horizon Partnership providing for the occupancy of any of the Horizon/Glen Properties (including the Lake Elsinore Land). With respect to each Lease: (i) it has been duly and validly executed and delivered by Horizon/Glen or its predecessors-in-interest or by Second Horizon Partnership or its predecessors-in-interest, as the case may be, as landlord, and, to Horizon/Glen's Knowledge, by the other parties thereto (or by one of their respective predecessors-in-interest); (ii) [it is in full force and effect except for any Leases terminated after the date hereof and prior to the Closing Date in accordance with their terms or following a material default by the Tenant thereunder;](iii) the copy thereof delivered to C&C is true, accurate and complete and is unmodified; (iv) with respect to the obligations of the landlord under any such Lease, all amounts to be paid by landlord, including amounts for Tenant allowances or Improvements have been paid in accordance with the terms of each Lease, (v) with respect to any Lease of the Lake Elsinore Project, no material default or event of default by the Landlord exists thereunder and, with respect to the obligations of the Tenant under any such Lease, to Horizon/Glen's Knowledge, no material default or event of default beyond applicable cure periods exists thereunder, nor to Horizon/Glen's Knowledge, has any event occurred which, with the passage of time or the giving of notice or both, would become a material default thereunder; (vi) with respect to the Dole Cannery Project, each Lease may validly be assigned to and assumed by the Company, and any and all consents to such assignment and assumption have been obtained by Horizon/Glen; and
(vii) all of the Leases were negotiated at arm's length, and neither Horizon/Glen nor any Affiliate of Horizon/Glen (a) has any beneficial or other ownership interest, directly or indirectly, in any Tenant, or (b) has guaranteed in whole or in part, directly or indirectly, any obligation of a Tenant under any Lease. Horizon/Glen (i) is the present tenant under the Existing Dole Lease, (ii) has not assigned, pledged or contracted to assign or pledge any of its rights under the Existing Dole Lease except pursuant to this Agreement, and (iii) has the right, power and authority to contribute the Existing Dole Lease to the Company pursuant to the Horizon Cannery Leasehold Assignment and Assumption Agreement subject to the consent of Landlord pursuant to the Landlord Consent and Assignment and Assumption of Lease and Release of Assignor.

          (f) NO LITIGATION OR ADVERSE EVENTS. There are no investigations, actions, suits, proceedings or claims pending or, to the Knowledge of Horizon/Glen, threatened against or affecting Horizon/Glen, Second Horizon Partnership, any Affiliate of Horizon/Glen or any of the Horizon/Glen Properties, at law or in equity or before or by any federal, state, municipal court or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, which, if determined adversely, would be likely to have a material adverse effect on Horizon/Glen, Second Horizon Partnership or any Horizon/Glen Property. Horizon/Glen has not received notice of any, and to Horizon/Glen's Knowledge, neither it nor Second Horizon Partnership is subject to any, order, writ, injunction or decrees of any court or federal, state, municipal or other governmental agency or department, commission, board, agency or instrumentality with respect to any Horizon/Glen Property which would have a material adverse effect on the value, use or operation thereof.

          (g) CONTRACTS, AGREEMENTS AND LIENS. All Contracts which have a material effect on (a) the value of any Horizon/Glen Property or (b) the use and operation thereof are listed on Schedule 5.2(g). With respect to each Contract identified in Schedule 5.2(g), except as disclosed thereon, (i) it has been duly and validly executed and delivered by Horizon/Glen or Second Horizon Partnership and to its Knowledge the other parties thereto; (ii) it is in full force and effect; (iii) the copy thereof delivered by Horizon/Glen to C&C is true, accurate and complete and is unmodified; (iv) Horizon/Glen or Second Horizon Partnership, as the case may be, is not in material default thereunder beyond applicable cure periods and, to Horizon/Glen's Knowledge, no event exists which, with the passage of time or the giving of notice or both, would become a material default thereunder, (v) to Horizon/Glen's Knowledge, no other party thereto is in material default thereunder, nor has any event occurred which, with the passage of time or the giving of notice or both, would become a material default thereunder and (vi) to the extent it is to be assigned to the Company, it may validly be assigned to and assumed by the Company, and any and all consents to such assignment and assumption have been obtained by Horizon/Glen. There is no Contract for the construction of any Improvement to any of the Horizon/Glen Properties to which Horizon/Glen is a party which is not being paid for in accordance with its terms. There are no liens or encumbrances, including mechanics' and materialmen's liens, filed against the Lake Elsinore Project, the Lake Elsinore Land or the Horizon Cannery Leasehold Interest, except for Permitted Exceptions.

          (h) NO OTHER AGREEMENTS. Except for (i) the Lake Elsinore Project Docu ments, (ii) the Leases and Licenses, (iii) the Contracts referred to in
Section 5.2(g) above, (iv) Permitted Exceptions, (v) Contracts terminable on not more than 30 days notice and (vi) the Transaction Documents to be executed and delivered pursuant to this Agreement and agreements and obligations contemplated thereby, there are no obligations, Contracts or agreements to which Horizon/Glen or Second Horizon Group is a party or, to its Knowledge, in connection with any of the Horizon/Glen Properties by which they are bound which will be binding upon C&C, its Affiliates or the Company or which affect the Horizon/Glen Properties after the Closing Date which individually or in the aggregate will have a material adverse effect on the financial condition or operation of the Horizon/Glen

Properties. There are no assessments or bonds assessed or, to Horizon/Glen's Knowledge, proposed to be assessed, against any of the Horizon/Glen Properties, except Permitted Exceptions. To Horizon/Glen's Knowledge, there are no existing or proposed easements, covenants, restrictions, agreements or other documents which affect title to any of the Horizon/Glen Properties and which are not disclosed by the Preliminary Title Report for such Horizon/Glen Property (other than Leases).

          (i) SECURITY DEPOSITS. All security deposits from each Tenant are as reflected on each Rent Roll or schedule of security deposits attached thereto as of the date thereof. There are no other Tenant deposits held by Horizon/Glen in connection with any of the Horizon/Glen Properties.

          (j) FINANCIAL CONDITION. Horizon/Glen has furnished to C&C true and complete copies of unaudited Statements of Operations for the Lake Elsinore Project and the Dole Cannery Project for certain periods in 1996 and 1997, as indicated therein, copies of which are attached hereto as Exhibits D-1 and D-2, respectively. The information contained in such Exhibits and the Financial Statements fairly and accurately present in all material respects the respective financial positions and cash flows of the Lake Elsinore Project and the Dole Cannery Project, as the case may be, for the periods indicated. Since the date of the most recent of the Exhibits D-1 and D-2 or the Financial Statements, there have been no material adverse changes in the condition, financial or otherwise, of the Lake Elsinore Project.

          (k) SECOND HORIZON GROUP FINANCING. There is no material breach or default under, nor to Horizon/Glen's Knowledge, any event or circumstance which with notice or lapse of time or both would constitute a material breach or default under, the Second Horizon Group Financing and, immediately after giving effect to the Transactions and the consummation of the Merger, the Second Horizon Group Financing will remain in full force and effect and no breach or default will exist thereunder. Except for the notice and the Series B Pledge referred to in Section 8.1(e) hereof which will have been duly and properly given as of the Closing Date as required by the Loan Documents, no consent or approval is required under the Second Horizon Group Financing with respect to the Transactions or the Merger, or if such consent or approval is required, it will have been obtained prior to the consummation of the Transactions or the Merger, as the case may be.

          (l) OTHER SECOND HORIZON PROPERTIES. With respect to the properties owned by Second Horizon Partnership (other than the Lake Elsinore Project), to Horizon/Glen's Knowledge, no material default or event of default exists with respect to any material contract, lease or other agreement of or binding upon Second Horizon Partnership and, to Horizon/Glen's Knowledge, no other material event or circumstance exists (except for general market conditions and other conditions affecting factory outlet malls or retail or other real estate projects in the general area of such properties which are generally known by operators of commercial real estate) which has or could reasonably be expected to have a material adverse effect on the financial condition of Second Horizon Partnership or result in a Default Loan as defined in the Amended and Restated Partnership Agreement.

          (m) SECURITY INTERESTS. Except for security interests which (i) relate to the Second Horizon Group Financing and are listed in Schedule 5.2
(m) hereto or (ii) encumber the Lake Elsinore Project or the Dole Cannery Project incurred in the ordinary course of business which individually or in the aggregate do not have a material adverse effect on the Second Horizon Partnership or the value of the Lake Elsinore Project or the value of the Dole Cannery Project, as of the Closing Date, there are no filings against Horizon/Glen or any Affiliate of Horizon/Glen under the California or Hawaii Uniform Commercial Codes (or any other applicable law of any applicable jurisdiction) which would be a lien on any Personal Property owned by Horizon/Glen or Second Horizon Partnership located on or used in connection with the Lake Elsinore Project or the Dole Cannery Project.

          (n) KNOWLEDGE. The persons identified in Appendix I hereto in the definition of Knowledge (i) are officers or employees of Horizon/Glen or its Affiliates, (ii) would, in the ordinary course of their respective duties, have knowledge of the matters covered by the representations and warranties of Horizon/Glen or its Affiliates contained herein, and (iii) have reviewed such representations and warranties and conducted such investigation and inquiry as they deem appropriate under the circumstances.

                       SECTION 6.  CONTINUATION AND SURVIVAL

          SECTION 6.1 CONTINUATION AND SURVIVAL. All representations, warranties and covenants by the respective parties contained herein, and all indemnity obligations, are intended to and shall be deemed made as of the date of this Agreement and on the Closing Date unless expressly provided to the contrary, and shall, subject to the provisions of Section 7.3 hereof, survive the execution and delivery of this Agreement, the recordation of any deed and the Closing.

                              SECTION 7.  INDEMNITY

          SECTION 7.1 INDEMNIFICATION BY HORIZON/GLEN. Horizon/Glen shall save, hold harmless, indemnify and defend C&C, CCR, their Affiliates, and the Company, their respective successors and assigns and their respective officers, directors, employees, partners, agents and representatives, from and against any and all Losses and Liabilities resulting from (a) each of the claims or other matters more fully described on Schedule 7.1, (b) any claim by any Tenant or other third party which relates to any allegation that Horizon/Glen or any of its Affiliates is liable for fraudulent conduct or negligent misrepresentation arising out of or relating to the execution and delivery of any Lease or the management and operation of the Dole Cannery Project prior to the Closing Date, except as provided in Schedule 7.1, (c) any misrepresentation or inaccuracy in or breach of any representation, warranty or covenant by Horizon/Glen in this Agreement and (d) any claim or cause of action, by or against Horizon/Glen or any Affiliate of Horizon/Glen or by any representative, shareholder, successor or assign of Horizon/Glen or any Affiliate of Horizon/Glen (other than C&C Properties and its Affiliates) or by any party holding an interest in Horizon/Glen or any Affiliate of Horizon/Glen and/or any successor entity

(whether made individually, as a class, or derivatively, or any other way) as a result of this Agreement, the Transactions, or the Merger. Notwithstanding anything else herein stated to the contrary, Horizon/Glen shall have no obligation to indemnify any Person under clause (a), (b) or (c) of subsection
7.1 for any claim involving or arising out of or in connection with a matter which was or is the responsibility or obligation of the landlord under the Existing Dole Lease.

          SECTION 7.2 INDEMNIFICATION BY C&C AND CCR. C&C and CCR shall jointly and severally save, hold harmless, indemnify, and defend Horizon/Glen, its affiliated entities, the Company, and their respective successors and assigns (including without limitation Prime Retail L.P., as successor to Horizon/Glen pursuant to the Merger), and their respective officers, directors, employees, partners, agents and representatives, from and against any and all Losses and Liabilities, resulting from (a) any misrepresentation or inaccuracy in or breach of any representation, warranty or covenant by C&C in this Agreement, including, without limitation, any claim of unpaid fees or costs, including, without limitation, termination fees and costs and (b) any claim or cause of action, by or against C&C or any Affiliate of C&C or by any representative shareholder, successor or assign of C&C or any Affiliate of C&C, or by any party holding an interest in C&C or any Affiliate of C&C and/or any successor entity (whether made individually, as a class or derivatively, or any other way) as a result of this Agreement or the Transactions and (c) any claim by any Tenant or other third party which arises out of or relates to the management or operation of the Dole Cannery Project after the Closing Date but only to the extent such claim does not arise out of or relate to any act or omission of Horizon/Glen with respect to the Dole Cannery Project prior to the Closing Date.

          SECTION 7.3 LIMITATION ON INDEMNITY.  The provisions of this
Section 7 shall survive the Closing; provided that (i) notwithstanding
Section 6.1, no party shall have any liability to another party hereunder unless and until the aggregate amount of damages to such party exceeds $100,000; and (ii) no claim for a breach of any representation, warranty, or covenant may be maintained by any party hereto unless such party shall have notified the other party in writing asserting a claim for such alleged breach on or before the first anniversary of the Closing Date; and provided that with respect to the Dole Cannery Project, the limitations set forth in
Section 7.3 shall not apply to any claim by any Tenant or other third party which relates to any allegation that Horizon/Glen or any of its Affiliates is liable for fraudulent conduct or negligent misrepresentation arising out of or relating to the execution and delivery of any Lease or the management and operation of the Dole Cannery Project prior to the Closing Date.

          SECTION 7.4 MITIGATION. With respect to any matter or claim which is the subject of an indemnity obligation pursuant to this Agreement, each party hereto agrees to use commercially reasonable efforts to mitigate its Losses and Liabilities.

          SECTION 7.5 MATTERS INVOLVING THIRD PARTIES.

          (a) If any third party shall notify any party (the ``Indemnified Party'') with respect to any matter (a ``Third Party Claim'') which may give rise to a claim for indemnification against the other Party (the ``Indemnifying Party'') under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Except as set forth in paragraph (c) below, the Indemnifying Party will have the right to assume the defense of the Third Party Claim, including conduct of settlement talks and settlement of such claim, with counsel of its choice reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER:

               (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party;

              (ii) in the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with this Section 7.5, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate; and

             (iii) if the Indemnified Party reasonably determines that it has claims, defenses or interests which are materially different than those of the Indemnifying Party, the Indemnified Party shall have the right to engage at its expense, separate counsel reasonably acceptable to the Indemnified Party, and to participate in the defense of such claim; the Indemnifying Party shall control any settlement negotiations and the Indemnified Party shall not make any offer of settlement to the third party without the Indemnifying Party's consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party agrees to keep the Indemnified Party advised of any settlement discussions.

          (c) Notwithstanding the provisions of Section 7.5(b), in the event that any Third Party Claim arises under or in connection with an existing Lease with respect to the Dole Cannery Project, the following provisions shall apply:

               (i) Promptly after the delivery of the notice of such Third Party Claim pursuant to Section 7.5(a), C&C and Horizon/Glen shall meet to discuss such Third Party Claim and shall use reasonable efforts to determine the merits of any such claim and, to the extent determinable, the probable amount of any Losses and Liabilities incurred or likely to be incurred in connection therewith. C&C and Horizon/Glen shall cooperate and attempt in good forth to agree on an amount (the "Settlement Limit") relating thereto. If C&C and Horizon/Glen are able to agree on a Settlement Limit, C&C, acting alone, shall thereafter be authorized and permitted to negotiate with such Tenant and to defend and settle any such claim so long as (i) the aggregate amount payable by Horizon/Glen does not exceed the Settlement Limit and (ii) in connection therewith, C&C shall provide Horizon/Glen with a release from the Tenant and/or an indemnity from C&C, in each case reasonably satisfactory to Horizon/Glen.

              (ii) If C&C and Horizon/Glen are unable to agree on a Settlement Limit or in the event that C&C is unable to settle such Third Party Claim as set forth in Section 7.5(c)(i) above, C&C and Horizon/Glen shall jointly defend such claim in the manner set forth in Section 7.5(b)(iii) except that neither shall have the right to settle such claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed except to the extent a settlement complies with the criteria set forth in Section 7.5(b)(i). Each party shall initially bear its own costs and expenses of such joint defense; provided however, to the extent that only one party is determined to be liable for such claim, the costs and expenses incurred by the other party with respect thereto shall be included within its Losses and Liabilities covered by the indemnification provisions of this Section 7.

                     SECTION 8.  CONDITIONS PRECEDENT TO CLOSING

          SECTION 8.1 CONDITIONS TO OBLIGATIONS OF C&C. Subject to the provisions of Section 3.3, the obligations of C&C to consummate the Transactions are subject to and conditioned upon satisfaction of each of the following conditions:

          (a) PERFORMANCE OF OBLIGATIONS. Horizon/Glen shall have performed in all material respects each of its respective obligations and covenants hereunder, including without limitation, the execution and delivery of the Transaction Documents listed on Exhibit E hereto and the other instruments required to be executed and delivered by Horizon/Glen or by any of its Affiliates pursuant to Section 9.1 hereof.

          (b) AMENDED AND RESTATED PARTNERSHIP AGREEMENT. The Amended and Restated Partnership Agreement shall have been executed and delivered by each of the parties thereto in a form not materially different from the form attached hereto as Exhibit F and the Amended and Restated Partnership Agreement shall be in full force and effect, and the Company shall have been admitted to the Second Horizon Partnership as a Class B Limited Partner (as defined in the Amended Partnership Agreement) pursuant to the Lake Elsinore Project Class B Partnership Interest Assignment in the form attached hereto as Exhibit G.

          (c) LAKE ELSINORE LAND. Horizon/Glen shall have contributed to the Company the Lake Elsinore Land as provided in Section 2.3 by execution and delivery of the Lake Elsinore Land Deed in the form attached hereto as Exhibit H.

          (d) DOLE LEASEHOLD INTEREST. Horizon/Glen shall have contributed to the Company the Horizon Cannery Leasehold Interest as provided in Section
2.3 by execution and delivery of the Horizon Cannery Leasehold Assignment and Assumption Agreement in the form attached hereto as Exhibit J and the Horizon Cannery Bill of Sale and Assignment in the form attached hereto as Exhibit K.

          (e) SECOND HORIZON GROUP FINANCING. (i) C&C shall have received a copy of all required notices with respect to the Second Horizon Group Financing arising out of the Amended and Restated Partnership Agreement and the assignment of the Lake Elsinore Project Class B Limited Partnership Interest to the Company, (ii) Second Horizon Partnership shall have duly noted the Series B Pledge on its books and records as required by such financing, (iii) no default or event of default shall exist under the Second Horizon Group Financing and (iv) neither Horizon/Glen nor the Second Horizon Partnership shall have received any notice pursuant to the Loan Documents that, after giving effect to the Transactions and the Merger, a default or an event of default will exist under the Loan Documents.

          (f) CASUALTY OR CONDEMNATION.   Horizon/Glen shall promptly notify
C&C of any casualty damage to any Horizon/Glen Property or any condemnation proceeding proposed or commenced prior to the Closing Date with respect to any Horizon/Glen Property. In the event of such a casualty or condemnation then upon the Closing Date, Horizon/Glen shall contribute to the Company (i) any insurance or condemnation proceeds or awards received by Horizon/Glen resulting from such a condemnation or casualty or its rights to receive any such proceeds or awards, subject to the rights of the Lender under the Loan Documents and the Landlord under the Existing Dole Lease and (ii) cash in an amount sufficient to compensate the Company for any Losses and Liabilities caused by such casualty or condemnation, provided that, subject to C&C's reasonable approval, Horizon/Glen may, in lieu of cash, contribute to the Company a letter of credit or other form of security.

          (g) CONTRIBUTION OF CASH. Each of the representations and warranties of Horizon/Glen contained in Section 5 hereof shall have been true and correct in all material respects as of the date hereof and as of the Closing Date. In the event of any breach of a representation or warranty by Horizon/Glen or default by Horizon/Glen of any of its obligations hereunder, Horizon/Glen shall have contributed to the Company a sum of cash in an amount sufficient to compensate the Company for any Losses and Liabilities caused by such breach or default, provided that subject to C&C's reasonable approval, Horizon/Glen may, in lieu of cash, contribute to the Company a letter of credit or other form of security.

          SECTION 8.2 CONDITIONS TO OBLIGATIONS OF HORIZON/GLEN. The obligations of Horizon/Glen hereunder are subject to and conditioned upon satisfaction of each of the following conditions:

          (a) PERFORMANCE OF OBLIGATIONS. C&C and CCR shall have performed in all material respects each of its respective obligations and covenants hereunder, including without limitation, the execution and delivery of the Transaction Documents and the other instruments to be executed and delivered by it or the Company pursuant to Section 9.2 hereof.

          (b) LANDLORD CONSENT AND RELEASE. C&C Properties shall have executed and delivered the Landlord Consent to Assignment and Assumption of Lease and Release of Assignor substantially in the form attached hereto as Exhibit L; provided, however, that such Consent and Release shall not release Horizon/Glen from any indemnity or for any liability for breach of any representation, warranty or covenant contained herein with respect thereto.

          (c) SERIES B PLEDGE. The Company shall have entered into a pledge agreement and executed or delivered any other related documents necessary to effect the Series B Pledge as additional collateral for the Mortgage Financing as required pursuant to the Loan Documents or reasonably requested by the Lender (as such terms are defined in the Amended and Restated Partnership Agreement).

          (d) SECOND HORIZON GROUP FINANCING. (i) Horizon/Glen shall have received evidence reasonably satisfactory to it that no default or event of default exists under the Second Horizon Group Financing, and (ii) neither Horizon/Glen nor the Second Horizon Partnership shall have received any notice that the Transactions will cause a default under the Loan Documents.

          (e) THE EXISTING DOLE LEASE. The Existing Dole Lease shall not have been terminated as the result of a total condemnation of the Dole Cannery Project. In the event the Existing Dole Lease is terminated by its terms as a result of a total condemnation or a total casualty prior to the Closing Date, then notwithstanding the provisions of Section 3.3 to the contrary, either party may elect to terminate this Agreement and the rights and obligations of the parties hereto shall be void and of no further force and effect, except that the terminating party shall be obligated to pay the non-terminating party Losses and Liabilities (including legal and accounting fees) in connection with the negotiation, due diligence and documentation regarding the Transactions.

          (f) GUARANTY. C&C shall have delivered the Castle & Cooke Guaranty to Horizon/Glen.

                               SECTION 9.  CLOSING DELIVERIES

          9.1 CLOSING DELIVERIES BY HORIZON/GLEN. At the Closing, Horizon/Glen shall execute and deliver to C&C and CCR, or cause to be delivered, the following:

          (a) TRANSACTION DOCUMENTS. Each Transaction Document listed on Exhibit E hereto to which Horizon/Glen or any of its Affiliates is a party or for which Horizon/Glen or any of its Affiliates is responsible.

          (b) CORPORATE AND PARTNERSHIP PROCEEDINGS. Copies of any board resolutions or shareholder, partner or member consents, as applicable, of Horizon/Glen authorizing the execution, delivery and performance of this Agreement, each of the Transaction Documents, and all of the transactions contemplated thereby.

          (c) ORGANIZATIONAL DOCUMENTS. True and complete copies of the Organizational Documents of each of Horizon/Glen, Second Horizon Partnership, and Prime Retail, L.P., certified as complete and correct copies thereof by the secretary of the respective parties.

          (d) INCUMBENCY CERTIFICATES. A certificate of an officer of each of Horizon/Glen, Second Horizon Partnership, and any Affiliate and Prime Retail, L.P., dated as of the Closing Date, as to the incumbency and signature of the officers executing any Transaction Document.

          (e) OPINIONS. Opinions of counsel for Horizon/Glen and Prime Retail L.P. substantially in the forms of Exhibit O-1 and O-2 attached hereto.

          9.2 CLOSING DELIVERIES OF C&C AND CCR. At the Closing, each of C&C and CCR shall execute and deliver to Horizon/Glen, or cause to be executed and delivered to Horizon/Glen, the following:

          (a) TRANSACTION DOCUMENTS. Each Transaction Document listed on Exhibit E hereto to which it or any of its Affiliates is a party or for which it or any of its Affiliates is responsible.

          (b) CORPORATE AND PARTNERSHIP PROCEEDINGS. Copies of any Board resolutions or shareholder, partner or member consents, as applicable, of C&C and CCR authorizing the execution, delivery and performance of this Agreement, each of the Transaction Documents, and all of the transactions contemplated thereby.

          (c) ORGANIZATIONAL DOCUMENTS. True and complete copies of the Organizational Documents of each of C&C and CCR, certified as complete and correct copies thereof by the secretary of the respective parties.

          (d) INCUMBENCY CERTIFICATES. A certificate of an officer of each of C&C and CCR, dated as of the Closing Date, as to the incumbency and signature of the officers thereof executing any Transaction Document.

          (e) OPINIONS. Opinions of counsel for C&C, CCR and Company substantially in the forms of Exhibits N-1, N-2 and N-3 attached hereto.

          (f) SERIES B PLEDGE. A pledge agreement and UCC financing statement, in substantially the form attached hereto as Exhibit O, and any other document or instrument reasonably necessary to effect a pledge (the "Series B Pledge") by the Company of the Lake Elsinore Project Class B Partnership Interest as collateral for the Second Horizon Group Financing in accordance with the requirements of the Loan Documents.

          (g) GUARANTY. A guaranty substantially in the form attached hereto as Exhibit I (the "Castle & Cooke Guaranty") from Castle & Cooke, Inc. or one or more of its Affiliates and such Guarantor or Guarantors shall have an aggregate net worth not less than $100,000,000.


                         SECTION 10.  INTENTIONALLY OMITTED


                         SECTION 11.  CONFIDENTIALITY

          11.1 CONFIDENTIALITY. Each of the parties hereto agrees that it will (a) use reasonable commercial efforts to keep confidential (except
(x) for such disclosure to (i) attorneys, accountants, bankers, underwriters, agents, and employees as may be appropriate in the furtherance of the Transactions (ii) the agent, servicer or trustee with respect to the Second Horizon Group Financing, (iii) The Chase Manhattan Bank with respect to certain financing secured in part by the Dole Cannery Project or (iv) such other persons as required by law or (y) such information as has been publicly disclosed, including any information that is the subject of a press release in connection with the Merger which has been delivered to and reviewed by C&C ) all information of a confidential nature obtained by it from the other party (including the terms of this Agreement) in connection with the Transactions and (b) return to the other all documents and other materials obtained from the other in connection herewith should this Agreement be terminated. No party hereto will issue any press release or make any other public announcement relating to the transaction contemplated hereby without the prior consent of the other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including without limitation the federal securities laws) or stock exchange rules and regulations if such party determines in good faith that it is appropriate to do so and gives prior notice to the other party hereto, and affords to the other party a reasonable opportunity to comment on the proposed disclosure and makes a commercially reasonable effort to incorporate any comments or requested revisions. Notwithstanding the foregoing, the restrictions contained in this Section 11.1 are expressly subject to the terms and conditions of Section 13.13 hereof.

                             SECTION 12.   COVENANTS

          12.1      MAINTENANCE OF HORIZON/GLEN PROPERTIES.

          (a) From the date hereof until the Closing Date, Horizon/Glen shall maintain, or cause to be maintained, the Dole Cannery Project and the Lake Elsinore Land in good order, condition and repair, reasonable wear and tear excepted, shall perform or cause to be performed all work required to be performed by the landlord under the terms of any Lease, perform all Contracts and make all payments thereunder, in accordance with their terms, and shall make all repairs, maintenance and replacements of the Improvements and any tangible Personal Property located at such properties and otherwise operate such properties in the same manner as before the execution of this Agreement, as if Horizon/Glen were retaining such properties. With respect to the Dole Cannery Project and the Lake Elsinore Land, Horizon/Glen shall not amend, modify or terminate any lease, contract or other agreement, enter into any new lease, contract or other agreement, incur any indebtedness (whether secured or unsecured), settle any litigation or other claim or incur any obligation or liability, except in the ordinary course of business or in accordance with a project budget or leasing parameters approved by C&C. Notwithstanding the foregoing, Horizon/Glen shall retain responsibility for the agreement with AJC Properties, Inc. referred to in Schedule 5.2(h) as of the Closing Date and shall indemnify C&C with respect to any Losses and Liabilities arising thereunder. In connection therewith, Horizon/Glen may take the position that the Transactions constitute an event described in
Section 5 of such agreement.

          (b) From the date hereof until the Closing Date, Horizon/Glen shall maintain, or cause to be maintained, the Lake Elsinore Project in good order, condition and repair, reasonable wear and tear excepted, shall perform or cause to be performed all work required to be performed by the landlord under the terms of any Lease, perform or caused to be performed all Contracts and make or cause to be made payments thereunder, in accordance with their terms, and shall make all repairs, maintenance and replacements of the Improvements and any tangible Personal Property and otherwise operate the Lake Elsinore Project in the same manner as before the execution of this Agreement and in accordance with the Loan Documents. With respect to the Lake Elsinore Project (unless in its reasonable judgment such action is required to avoid a breach of or default under the Loan Documents), Horizon/Glen shall cause the Second Horizon Partnership to not amend, modify or terminate any lease, contract or other agreement, enter into any new lease, contract or other agreement, incur any indebtedness (whether secured or unsecured), settle any litigation or other claim or incur any obligation or liability, except (i) in the ordinary course of business, (ii) Licenses or
(iii) in accordance with the Project Budget or leasing parameters approved by C&C. Notwithstanding the foregoing, the Second Horizon Partnership may make any replacements or repairs or perform such other services as are necessary as a result of an emergency directly affecting the Lake Elsinore Project so long as such actions are taken in accordance with the Amended and Restated Partnership Agreement as if such agreement were in effect.

          (c) Prior to the Closing Date, Horizon/Glen will promptly inform C&C in writing of any fact which would indicate that any Tenant occupying the Horizon/Glen Properties is in material default of its Lease obligations, is insolvent or is not able to pay rent or perform its other obligations under the relevant Lease when due.

          (d) With respect to the Dole Cannery Project, Horizon/Glen shall permit C&C or its Affiliates to remove a wall in the Dole Cannery Project in order to connect a movie theater facility or other similar facility to the Dole Cannery Project provided that C&C (i) provides reasonable notice to Horizon/Glen and an opportunity to review the plans and specifications for such connection, (ii) obtains all licenses and permits and complies with all applicable laws relating thereto, (iii) pays all costs and expenses incurred in connection therewith including any damage to or destruction of the Dole Cannery Project and (iv) indemnifies Horizon/Glen from all Losses and Liabilities incurred by Horizon/Glen in connection therewith.

          12.2 INSURANCE. Through the Closing Date, Horizon/Glen shall maintain or cause to be maintained, at Horizon/Glen's sole cost and expense, and each in the amount and form maintained by Horizon/Glen prior to the date of this Agreement, for each Horizon/Glen Property a policy or policies of insurance in accordance with all requirements of the Existing Dole Lease and the Second Horizon Group Financing, as applicable.

          12.3      HORIZON/GLEN DELIVERIES.

          (a) FILES RELATING TO HORIZON PROPERTIES. From the date hereof until the Closing Date, Horizon/Glen shall make available for review by C&C all files in its possession or control relating to the Horizon/Glen Properties.

          (b) RENT ROLL. Five (5) business days prior to Closing Date, Horizon/Glen shall deliver to C&C a current Rent Roll for each Horizon/Glen Property certified to be complete and accurate in all material respects by Horizon/Glen.

          (c) NOTICE OF CHANGE. Horizon/Glen will inform C&C in writing of any material adverse change in the condition, financial, legal or otherwise, of the Horizon/Glen Properties, or the operation thereof, which occurs at any time after the date hereof and prior to the Closing Date.

          (d) ESTOPPEL CERTIFICATES. Horizon/Glen shall obtain and deliver to C&C Estoppel Certificates from Tenants of the Lake Elsinore Project which in the aggregate constitute tenants leasing not less than 70% of the square footage under lease thereof as of the date of this Agreement. The Estoppel Certificates ("Estoppel Certificates") shall be substantially in the form attached hereto as Exhibit P. In lieu of providing Estoppel Certificates from such Tenants, Horizon/Glen may deliver to C&C a landlord's Estoppel Certificate covering the information which would otherwise have been included in the Tenant's Estoppel Certificate; PROVIDED, HOWEVER, that (i) C&C shall not be obligated to accept or approve any Estoppel Certificate provided by Horizon/Glen if C&C has reason to believe any statement contained therein would be disputed or denied by the applicable Tenant; and (ii) C&C shall not be obligated to accept or approve Estoppel Certificates provided by Horizon/Glen representing more than 30% of the rentable square footage of space occupied by Tenants in the Lake Elsinore Project. Said Estoppel Certificates shall be delivered at least five (5) day prior to the Closing and shall be dated no earlier than seventy-five (75) days prior to Closing.

          (e)       [Intentionally Omitted]

          (f) FINANCIAL STATEMENTS. Horizon/Glen shall deliver to C&C true and complete copies of unaudited Statements of Operations for 1997 and monthly statements for each month during 1998 to and including the month in which the Closing occurs. Such monthly statements shall be delivered not later than the 15th day of the following month (collectively, the "Financial Statements").

          (g) TITLE POLICIES. On the Closing Date, Horizon/Glen shall deliver or cause to be delivered the Title Policies.

          12.4 COMPLIANCE WITH SECOND HORIZON GROUP FINANCING. From the date hereof until the Closing Date, Horizon/Glen shall comply and shall cause Second Horizon Partnership to comply with all applicable requirements of the Second Horizon Group Financing, including but not limited to, requirements relating to the execution and delivery of the Amended and Restated Partnership Agreement, the assignment of the Lake Elsinore Project Class B Partnership Interest to the Company and the pledge of such interest in accordance with the Series B Pledge. Upon the request of Horizon/Glen, C&C shall use reasonable commercial efforts to assist Horizon/Glen and to cause the Company to assist Horizon/Glen, in complying with such requirements.

          12.5 TAX REPORTING. Each party hereto agrees to report its transfers pursuant to Article II hereof as a non-taxable contribution pursuant to Section 721 of the Code.

          12.6 UPDATING SCHEDULES. As of the Closing Date, Horizon/Glen shall update all schedules attached to this Agreement with respect to any material change in the information contained therein; provided, however, such updated schedule shall not constitute a waiver of any breach of any representation and warranty contained herein except that any breach or default by a Tenant under any Lease or by any counterparty to any Contract shall not be deemed to be a breach by Horizon/Glen so long as Horizon/Glen notifies the parties hereto with respect to such breach or default promptly after Horizon/Glen has Knowledge thereof and uses commercially reasonable efforts to enforce any such Lease or Contract.

                              SECTION 13.  MISCELLANEOUS

          13.1 NOTICES. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery or facsimile transmission,
(ii) one business day after being deposited with Federal Express or another reliable overnight courier service for next day delivery, or (iii) the date of receipt or refusal of delivery if deposited in the United States mail, registered, or certified mail, postage prepaid, return receipt required, and addresses as follows:

          IF TO C&C:           Castle & Cooke
                               Commercial-CA, Inc.
                               1090 Wilshire Blvd.
                               Suite 1600
                               Los Angeles, CA 90024
                               Attention: Mr. Bruce Freeman
                               Phone:  (805) 664-6544
                               Fax:   (805) 664-6042
                               Attention: Kevin Shaney, Esq.
                               Phone: (310) 208-3636
                               Fax: (310) 824-7770

          WITH A COPY TO:      Castle & Cooke, Inc.
                               10900 Wilshire Boulevard
                               Suite 1600
                               Los Angeles, California 90024
                               Attention: Mr. Edward Roohan
                               Attention: Kevin Shaney, Esq.
                               Phone: (310) 208-3636
                               Fax: (310) 824-7770

          AND WITH A COPY TO:  O'Melveny & Myers LLP
                               Citicorp Center
                               153 E. 53rd Street
                               New York, New York 10022
                               Attention: Charles F. Niemeth, Esq.
                               Phone: (212) 326-2085
                               Fax: (212) 326-2061

          IF TO CCR:           Castle & Cooke Retail, Inc.
                               c/o Castle & Cooke, Inc.
                               10900 Wilshire Boulevard
                               Suite 1600
                               Los Angeles, California 90024
                               Attention: Mr. Edward Roohan
                               Attention: Kevin Shaney, Esq.
                               Phone: (310) 208-3636
                               Fax: (310) 824-7770

          WITH A COPY TO:      O'Melveny & Myers LLP
                               Citicorp Center
                               153 E. 53rd Street
                               New York, New York 10022
                               Attention: Charles F. Niemeth, Esq.
                               Phone: (212) 326-2085
                               Fax: (212) 326-2061

          IF TO HORIZON/GLEN:  Horizon Group, Inc.
                               5000 Hakes Drive
                               Norton Shores, MI 49441
                               Attention: Norman Perlmutter
                                          James Wassel
                               Fax.: (616) 798-5100

          WITH A COPY TO:      Rudnick & Wolfe
                               203 North LaSalle Street
                               Suite 1500
                               Chicago, IL 60601-1293
                               Attention: Errol R. Halperin. Esq.
                                          Hal M. Brown, Esq.
                               Fax No.:  (312) 236-7516

          AND WITH A COPY TO:  Prime Retail, Inc.
                               100 East Pratt Street
                               19th Floor
                               Baltimore, Maryland 21202
                               Attention: C. Alan Schroeder, Esq.
                               Fax No.: (410) 234-1703

          AND WITH A COPY TO   Winston & Strawn
                               35 West Wacker Drive
                               Chicago, Illinois 60601
                               Attention: Andrew J. McDonough, Esq.
                               Fax No.: (312) 558-5700
or such other address as either party may from time to time specify in writing to the other.

          13.2 SUCCESSORS AND ASSIGNS. Neither party shall have the right to assign this Agreement without the consent of the others. Notwithstanding the foregoing, C&C hereby expressly consents to the assignment of this Agreement by Horizon/Glen to Prime Retail, L.P. pursuant to the Merger provided that, upon the Closing Date, Prime shall assume and be bound by all obligations, covenants, representations and warranties of Horizon/Glen hereunder; and provided further that C&C's approval of such assignment in connection with the Merger does not constitute its approval of any other merger, business combination or other transaction which is not substantially as set forth in the Merger Agreement in all material respects. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Horizon/Glen hereby agrees that in the event that the Merger occurs, Prime Retail, L.P., or such other entity which survives the merger, shall expressly assume all of Horizon/Glen's obligations under this Agreement, and all such obligations shall be deemed joint and several.

          13.3 AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by all of the parties hereto.

          13.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          13.5 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

          13.6 COUNTERPARTS. This Agreement, and any document executed in connection with this Agreement, may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement.

          13.7 NO WAIVER. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified herein.

         13.8       ENFORCEMENT.  In the event of an action under Section
13.9 or if a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party in any lawsuit on this Agreement shall be entitled to its attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

          13.9 EXCLUSIVE REMEDIES. The parties agree that in the event of a breach or default by Horizon/Glen, on the one hand, and by C&C and CCR on the other hand, the sole and exclusive remedies of the non breaching party shall be as follows:

          (a) the non breaching party may require the breaching party to specifically perform its obligations hereunder in accordance with the provisions of Exhibit V hereto and to compensate the non breaching party for all Losses and Liabilities (including costs of enforcement pursuant to Section 13.8 hereof measured in connection therewith) or;

          (b)       terminate this Agreement to the extent permitted by
Section 3.3 and recover from the breaching party all Losses and Liabilities incurred in connection therewith (including costs of enforcement pursuant to Section 13.8 hereof).

          13.10 EXHIBITS. All exhibits and schedules attached hereto are incorporated herein as though fully set forth herein.

          13.11 LEGAL REPRESENTATION. Each party has been represented by legal counsel in connection with the negotiation of the Transactions and the drafting and negotiation of this Agreement and the other agreements referred to herein. The normal rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          13.12 ENTIRE AGREEMENT. This Agreement and the Transaction Documents are intended by the parties as a final expression of their agreement and intended to be the complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no covenants, agreements, promises, warranties or understandings other than those set forth or referred to herein, with respect to subject matter. Except as otherwise expressly provided herein, this Agreement, together with its exhibits and the other documents and agreements referred to herein, shall supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

          13.13     FURTHER ASSURANCES AND COOPERATION.

          (a) Until the Closing Date, Horizon/Glen will cause Second Horizon Partnership to continue to participate in the proposed formation of a community facilities district to fund the Temescal Water Pipeline Project. During this interim period of time, Horizon/Glen shall cooperate with C&C, notify it of all meetings, provide it with all relevant information and take no position on any issue without written authorization from C&C.

          (b) Horizon/Glen shall permit authorized representatives of C&C and/or C&C Properties access to the Horizon/Glen Properties for purposes of all due diligence activities including, but not limited to, commercially reasonable environmental and engineering inspections (upon reasonable notice from C&C), surveys and other investigation for the purpose of satisfying C&C and C&C Properties with respect to the truth and accuracy of the representations, warranties and covenants of Horizon/Glen contained herein and the satisfaction of any conditions precedent to the Closing contained in
Section 8.1. Such due diligence activities shall be conducted in a manner which does not unreasonably interfere with the operations of the Horizon/Glen Properties. Horizon/Glen shall be entitled to have one of its representatives present to accompany any representative of C&C or C&C Properties performing environmental or engineering inspections. C&C hereby agrees to indemnify and hold Horizon/Glen harmless from any Losses and Liabilities to persons or property caused by C&C, C&C Properties or their authorized representatives during their entry and investigations prior to Closing, which indemnification obligation shall survive the Closing for a period of one year.

          (c) Each party hereto shall cooperate with the other parties hereto and their respective authorized representatives to carry out the purposes of this Agreement and to consummate the Transactions as contemplated hereby. Horizon/Glen agrees upon request to make available to C&C for review, or to promptly deliver to C&C or its designee copies of, all applicable records, Leases, Contracts, Permits and other documents and information relating to each of the Horizon/Glen Properties.

          (d) Prior to the Closing Date, Horizon/Glen shall permit C&C and its Affiliates to contact any person (including, but not limited to, prospective tenants managers, lenders, investors and other persons) in connection with the Company's operation of the Dole Cannery Project on and after the Closing Date.

          (e) Prior to the Closing Date, Horizon/Glen and C&C shall cooperate in jointly contacting the existing Tenants of the Dole Cannery Project regarding the operation of such project by the Company after the Closing Date. In the event that any Lease at the Dole Cannery Project shall be terminated or modified at the request of C&C, then any representation contained herein made by Horizon/Glen with respect to such Lease shall be deemed automatically amended to reflect such a change.

          (f) With respect to Horizon/Glen's liability for mitigation of a wetlands located on a portion of the Lake Elsinore Project (the "Wetlands"), Horizon/Glen shall contribute to the Company on the Closing Date cash in the amount of $200,000.00 less any sums theretofore paid by Horizon/Glen after the date hereof to cure and/or mitigate the Wetlands as required by applicable law and such payment shall be deemed to satisfy Horizon/Glen's obligations with respect to the Wetlands. Notwithstanding the foregoing, Horizon/Glen shall cooperate with C&C and shall not take any action with respect to the

Wetlands without C&C's prior consent, except as maybe required by applicable law or existing agreements.

          (g) In the event that after the date hereof and prior to the Closing Date, C&C has actual knowledge of any event or circumstance that could reasonably be expected to constitute a breach of any representation or warranty set forth in Section 5.2 hereof and if C&C reasonably believes that Horizon/Glen or its Affiliates do not have actual Knowledge of such event or circumstances, C&C shall promptly notify Horizon/Glen in writing and provide Horizon/Glen with a reasonable opportunity to mitigate or cure any such breach or potential breach of such representation or warranty prior to the Closing Date.

                          SECTION 14.  BROKERS AND FINDERS

          Neither party has had any contact or dealings regarding the Dole Cannery Project or the Horizon/Glen Properties, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the Transactions contemplated hereby. In the event that any broker or finder claims a commission or finder's fee based upon any contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the other party in defending against the same. The party through whom any other broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, officers and directors, and the respective properties from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including, without limitation, attorneys' fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim. The provisions of this Section shall survive the termination of this Agreement.


                           [Signatures on Following Page]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered on its behalf as of the date first above written.

                              CASTLE & COOKE COMMERCIAL-CA, INC.,
                              a California corporation

                              By: /s/ Edward C. Roohan
                                  --------------------------------
                                      Edward C. Roohan
                                     Vice President and Treasurer
                                  --------------------------------
                                        (Print Name and Title)

                              By: /s/ Kevin R. Shaney
                                  --------------------------------
                                      Kevin R. Shaney
                                      Assistant Secretary
                                  --------------------------------
                                        (Print Name and Title)

                              CASTLE & COOKE RETAIL, INC.,
                              a California corporation

                              By: /s/ Edward C. Roohan
                                  --------------------------------
                                      Edward C. Roohan
                                      Vice President and Treasurer
                                  --------------------------------
                                        (Print Name and Title)


                              By: /s/ Kevin R. Shaney
                                  --------------------------------
                                      Kevin R. Shaney
                                      Vice President and Secretary
                                  --------------------------------
                                        (Print Name and Title)


                              HORIZON/GLEN OUTLET CENTERS
                              LIMITED PARTNERSHIP, a Delaware
                              limited partnership

                              By:  HORIZON GROUP, INC., a
                                   Michigan corporation

                                   By: /s/ James S. Wassel
                                       ----------------------------
                                           James S. Wassel
                                           President
                                       ----------------------------
                                        (Print Name and Title)


                                   By: ____________________________

                                       ____________________________
                                        (Print Name and Title)

                     Consent and Assumption of Obligations

          By their signatures below, Horizon/Group, Inc. ("HGI") and Prime Retail, L.P. hereby expressly acknowledge and approve the terms, provisions, and conditions of this Agreement. HGI hereby agrees to be bound by, and perform all of Horizon/Glen's obligations under, this Agreement and further agrees that its obligations and the obligations of Horizon/Glen shall be joint and several. Upon the effective date of the Merger, Prime Retail, L.P., expressly agrees to be bound by the provisions hereof and assumes all obligations of Horizon/Glen and HGI under this Agreement and further agrees that all such obligations shall be joint and several and shall not limit or affect any right or remedy which C&C or the Company may have under the Operating Agreement or the Amended and Restated Partnership Agreement. HGI and Prime Retail, L.P. each acknowledge that if it should default in performing its obligations hereunder, the remedies to which C&C shall be entitled are as set forth in Section 13.9, which include the remedy of specific performance as set forth in Section 13.9 hereof.

                              HORIZON GROUP, INC., a Michigan corporation


                              By: /s/ James S. Wassel
                                  --------------------------------
                                  James S. Wassel
                                  President
                                  --------------------------------
                                     (Print Name and Title)

                              By: ________________________________
                                     (Print Name and Title)



                              PRIME RETAIL, L.P., a Delaware
                              limited partnership


                              By:  Prime Retail, Inc.
                                   _____________________
                                   (Print Name and Title)


                              By:  /s/ C. Alan Schroeder
                                   --------------------------------
                                   C. Alan Schroeder
                                   Senior Vice President, General
                                   Counsel and Secretary
                                   ---------------------------------
                                   (Print Name and Title)

                        Consent and Assumption of Obligations


          By its signature below, Castle & Cooke Properties, Inc. ("C&C Properties") hereby expressly acknowledges and approves the terms, provisions and conditions of this Agreement. C&C Properties hereby agrees to deliver on or prior to the Closing Date, each Transaction Document to which it is a party, including the Landlord Consent to Assignment and Assumption of Lease and Release of Assignor in the form attached hereto as Exhibit L. C&C Properties further acknowledges and agrees that if it should default in performing its obligations hereunder, the remedies to which Horizon/Glen shall be entitled are as set forth in Section 13.9, which include the remedy of specific performance as set forth in Section 13.9 hereof.

                              CASTLE & COOKE PROPERTIES, INC.,
                              a Hawaii corporation


                              By: /s/ Edward C. Roohan
                                  -------------------------------------
                                  Name:  Edward C. Roohan
                                  Title: Sr. Vice President & Treasurer


                              By: /s/ Kevin R. Shaney
                                  -------------------------------------
                                  Name:  Kevin R. Shaney
                                  Title: Sr. Vice President & Secretary

                                 APPENDIX "I"

                                  DEFINITIONS

          "AFFILIATE" (and, with correlative meaning, "Affiliated") shall mean with respect to any Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such Person. For purposes of this definition, "control" (and, with correlative meaning, "under common control with" and "controlled by") means, with respect to any Person, the possession, directly or indirectly, of the power to direct and cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "AMENDED AND RESTATED PARTNERSHIP AGREEMENT" shall mean the Amended and Restated Agreement of Limited Partnership of Second Horizon Group Limited Partnership, to be dated the Closing Date, a form of which is attached hereto as Exhibit F.

          "BUSINESS DAY " shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or Chicago, Illinois are authorized or required by law to close.

          "C&C" means Castle & Cooke Commercial-CA, Inc., a California corporation.

          "C&C PROPERTIES" means Castle & Cooke Properties, Inc., a Hawaii corporation.

          "CASTLE AND COOKE GUARANTY" has the meaning set forth in Section
9.2(g).

          "CCR" means Castle & Cooke Retail, Inc., a California corporation.

          "CLOSING" has the meaning set forth in Section 3.1.

          "CLOSING DATE" has the meaning set forth in Section 3.2.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMPANY" means Castle & Cooke Outlet Centers LLC, a California limited liability company.

          "CONTRACTS" shall mean all written or oral management, architectural, engineering, leasing, brokerage, commission, insurance, bonding, construction, guarantee, indemnity, service, utility, maintenance, operating, repair, collective bargaining, employment, equipment leasing, supply, warranty, purchase, consulting, professional service, advertising, promotion, public relations and other contracts and agreements (excluding the Leases) to which Horizon/Glen or Second Horizon Partnership is party in any way relating to the Lake

Elsinore Project, the Lake Elsinore Land or the Horizon Cannery Leasehold Interest, but exclusive of any such matters entered into by a Tenant.

          "DOLE CANNERY PROJECT" shall mean that certain real property described in the Existing Dole Lease, along with the Improvements thereon and appurtenances thereto, and all fixtures, equipment, Personal Property, Contracts, Leases, Permits and other rights owned or acquired by C&C Properties or by Horizon/Glen, as the case may be, all of which are commonly referred to as the Dole Cannery located in Honolulu, Hawaii.

          "ENVIRONMENTAL REQUIREMENTS" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, or obligations and authorizations of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials (as such term is defined below).

          "EXISTING DOLE LEASE" shall mean the Dole Factory Stores Retail Space Lease between C&C Properties, as present Landlord, and Horizon/Glen as present tenant, dated July 1, 1994, as amended, with respect to Dole Cannery Project.

          "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 12.3(f).

          "GAAP" means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          "GOVERNMENTAL AUTHORITY" means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any person or entity with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "HAZARDOUS MATERIALS" shall mean (i) any flammable, explosive or radioactive materials, contaminants or hazardous or toxic wastes, materials or substances or related materials whether solid, liquid or gaseous in nature, including, without limitation, substances defined as "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; the Toxic Substances Control Act, 15 U.S.C., Section 2601 ET SEQ.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ.;

and in the regulations adopted by any Governmental Authority pursuant to said laws; (ii) those substances listed by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto); (iii) those substances defined as "hazardous wastes," "hazardous substances" or "toxic substances" in any state or local laws or in the regulations adopted pursuant to any of the foregoing laws; (iv) petroleum or any by-products thereof; (v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 ET SEQ., as amended, and in the regulations adopted pursuant to said law; (vi) asbestos in any form or condition; and (vii) polychlorinated biphenyls.

          "HGI" means Horizon Group, Inc., a Michigan corporation.

          "HORIZON CANNERY BILL OF SALE AND ASSIGNMENT" shall mean a Bill of Sale and an Assignment of all of Horizon/Glen's right, title and interest in all Personal Property, and other rights associated with Dole Cannery Project in the form attached hereto as Exhibit K.

          "HORIZON CANNERY LEASEHOLD ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean an assignment to the Company of all of Horizon/Glen's right, title and interest in the Existing Dole Lease and the Contracts, Leases, Permits (to the extent assignable) and other rights associated with the Dole Cannery Project and an assumption by Company of certain obligations of Horizon/Glen thereunder in the form attached hereto as Exhibit J.

          "HORIZON CANNERY LEASEHOLD INTEREST" shall mean all of the right, title and interest of Horizon/Glen in, to and under the Existing Dole Lease; including all Improvements thereon and all Personal Property, Contracts, Leases, Permits (to the extent such Permits are assignable) and other rights associated therewith.

          "HORIZON/GLEN" means Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership.

          "HORIZON/GLEN CONTRIBUTION DOCUMENTS" shall mean the Horizon Cannery Leasehold Assignment and Assumption Agreement, the Horizon Cannery Bill of Sale and Assignment, the Lake Elsinore Land Deed, and the Lake Elsinore Project Class B Partnership Interest Assignment.

          "HORIZON/GLEN INTERESTS" has the meaning set forth in Section 2.3.

          "HORIZON/GLEN PROPERTIES" shall mean (i) the Dole Cannery Project,
(ii) the Lake Elsinore Project and (iii) the Lake Elsinore Land.

          "IMPROVEMENTS" shall mean all buildings, improvements and structures located on real property.

          "IMPOSITIONS" means all taxes (including, without limitation, all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the date hereof, all assessments for public improvements or benefits, ground rents, water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of a Horizon/Glen Property.

          "KNOWLEDGE" shall mean (i) with respect to Horizon/Glen and its Affiliates, the actual knowledge of James Wassel (Chief Executive Officer and President), James Harris (Executive Vice President), Thomas Rumptz, (Vice President - Real Estate), Paul Comarato (Vice President - Operations), Robin Westra (Finance Manager), Sue Pendleton (Vice President - Leasing), Jeff Kurtz (manager of the Lake Elsinore Project), Leeda Patrick (manager of the Dole Cannery Project), Caroline Beck (Regional Manager), and Samantha Villanueva (Administrative Assistant); and (ii) with respect to C&C and C&R, the actual knowledge of Beverly Garcia (Vice President and Assistant Treasurer of CCR), Laura Whitaker (Vice President and Assistant Treasurer of CCR and Vice President of C&C) and Edward C. Roohan (Vice President and Treasurer of C&C and CCR) and Scott Blechman (Controller of C&C) and Cathy Chan Coelho (project manager for C&C Properties).

          "LAKE ELSINORE LAND" shall mean that certain vacant land located in Lake Elsinore, California, and described in the Lake Elsinore Land Deed.

          "LAKE ELSINORE LAND DEED" shall mean a recordable grant deed in the form attached hereto as Exhibit H conveying the Lake Elsinore Land to the Company.

          "LAKE ELSINORE PROJECT" shall mean that certain retail factory outlet center located in Lake Elsinore, California and commonly known as Lake Elsinore Outlet Center.

          "LAKE ELSINORE PROJECT CLASS B PARTNERSHIP INTEREST" shall mean the Class B limited partnership interest in Second Horizon Partnership created by the Amended and Restated Partnership Agreement.

          "LAKE ELSINORE PROJECT CLASS B PARTNERSHIP INTEREST ASSIGNMENT" shall mean an assignment of the Lake Elsinore Project Class B Partnership Interest by Horizon/Glen to the Company in the form attached hereto as Exhibit G.

          "LAKE ELSINORE PROJECT DOCUMENTS" means the documents and agreements listed in Exhibit Q hereto relating to or affecting the Lake Elsinore Project.

          "LANDLORD CONSENT TO ASSIGNMENT AND ASSUMPTION OF LEASE AND RELEASE OF ASSIGNOR" shall mean a consent by C&C Properties to the assignment of Horizon/Glen's interest in the Existing Dole Lease to the Company and the assumption by Company of Horizon/Glen's obligations thereunder and a release by C&C Properties of Horizon/Glen with respect to its obligations under the Existing Dole Lease in the form attached hereto as Exhibit L.

          "LAWS" shall mean all applicable building codes, environmental and life safety laws, rules and regulations including, without limitation,
Section 404 of the Clean Water Act, 33 U.S.C. 1341, those related to handicapped or disabled Persons (including, without limitation, the American with Disabilities Act) and land use and zoning laws and regulations, and other applicable local, state and federal laws and regulations.

          "LEASE" shall mean, with respect to each Horizon/Glen Property, each lease and sublease with a Tenant identified in the most recent Rent Roll therefor and in effect on the Closing Date and shall expressly exclude the Licenses.

          "LICENSES" shall mean with respect to each Horizon/Glen Property, all agreements for temporary occupancy thereof which are be terminable on not more than 90 days notice.

          "LOAN DOCUMENTS" shall mean the documents evidencing the Second Horizon Group Financing, as more particularly described in Exhibit Q.

          "LOSSES AND LIABILITIES" shall mean any and all obligations, liabilities, claims, liens or encumbrances, demands, losses, damages (including loss in value to any property contributed by the parties hereto to the Company), causes of action, judgments, costs, and expenses (including attorneys' fees, but excluding indirect, contingent or consequential damages and lost profits) provided, however, that (a) the aggregate amount of Losses and Liabilities due to C&C, C&C Properties, CCR, the Company and their respective Affiliates, shall not be greater than (i) an amount equal to $35,000,000 less the value of the Lake Elsinore Project Class B Partnership Interest and the Lake Elsinore Land (to the extent contributed to the Company) plus (ii) the direct costs of enforcing its claim to such Losses and Liabilities and (b) the aggregate amount of Losses and Liabilities due to Horizon/Glen, Second Horizon Partnership, HGI, Prime Retail, L.P. and their respective Affiliates, shall not be greater than (i) an amount equal to the value to Horizon/Glen of the assumption of the Existing Dole Lease by the Company and the release of liability from C&C Properties, as the landlord thereunder, as contemplated by the Horizon Cannery Leasehold Assignment and Assumption Agreement and the Landlord Consent to Assignment and Assumption and Release of Assignor (taking into account Horizon/Glen's liability as tenant thereunder and the present value of projected cash flow for the Dole Cannery Project for the balance of the term of the Existing Dole Lease) less (to the extent not contributed to the Company) the value of Lake Elsinore Project Class B Partnership Interest (taking into account the present value of projected cash flow for the Lake Elsinore Project for a period equal to the balance of the term of the Existing Dole Lease) and the Lake Elsinore Land plus (ii) the direct costs of enforcing its claim to such Losses and Liabilities.

          "MERGER" has the meaning set forth in Section 3.2.

          "MERGER AGREEMENT" shall mean the Amended and Restated Agreement and Plan of Merger among Prime Retail, Inc., Prime Retail, L.P., Horizon Group, Inc., Sky Merger Corp., Sky Newco, L.P., Horizon Properties, L.P. and Horizon/Glen Outlet Centers Limited Partnership dated as of the date hereof, as amended.

          "OPERATING AGREEMENT" shall mean the limited liability company operating agreement of the Company in the form attached hereto as Exhibit R.

          "ORGANIZATIONAL DOCUMENTS" shall mean, with respect to any entity, the collective reference to such entity's certificate of formation, certificate of incorporation, certificate of limited partnership, bylaws, partnership agreement, operating agreement and/or other similar documents or agreements, as applicable.

          "PERMITS" shall mean all licenses, franchises, certifications, authorizations, approvals, rights, privileges, entitlements and permits issued or approved by any governmental or quasi-governmental authority or other person or entity, and all applications, filings and submittals therefor, required in connection with the construction, use, or occupancy of real property.

          "PERMITTED EXCEPTIONS" shall mean (a) each exception shown in the Preliminary Title Reports with respect to the Horizon/Glen Properties, including but not limited to, (i) all covenants, conditions and restrictions of record, (ii) private, public and utility easements, (iii) non-delinquent real estate taxes and assessments, (iv) zoning ordinances and building laws and restrictions, (v) subleases, (vi) existing liens and encumbrances securing the Second Horizon Group Financing on the Lake Elsinore Project,
(vii) leases of Personal Property in the ordinary course, (b) each of the following: (i) liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent or being contested in good faith and by appropriate proceedings; (ii) with respect to the Lake Elsinore Land and the Lake Elsinore Project, any mechanics or materialmen's liens deleted from the exceptions to, or affirmatively insured against collection in the applicable Title Insurance Policy or any mechanics' lien or materialmen's lien being contested in good faith and by appropriate proceedings, (iii) any and all governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which do not materially and adversely affect (x) the marketability of title of the encumbered Horizon/Glen Property, (y) the fair market value thereof and (z) the use or operation thereof as of the Closing Date and (iv) rights of existing and future Tenants, as Tenants only, pursuant to Leases and Licenses and (c) matters consented to or created by, through or under C&C, CCR, any of their respective Affiliates or Company.

          "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

          "PERSONAL PROPERTY" shall mean all tangible and intangible rights and property hereof located in or on real property or used in connection therewith excluding (i) the names "Horizon" or "Horizon/Glen", (ii) cash and
(iii) personal property located at offsite administrative offices but including any rights of Horizon/Glen in and to the names "Dole," "Dole Cannery" and "Dole Centre".

          "PRELIMINARY TITLE REPORT" shall mean a current ALTA extended coverage preliminary title report or pro forma policy issued by Commonwealth Land Title Insurance Company with respect to each of the Lake Elsinore Land, the Lake Elsinore Project and the Dole Cannery Project, copies of which are attached hereto as Exhibit U.

          "PROJECT BUDGET" shall mean that certain Standard of Operations 1998 Business Plan, a copy of which if attached hereto as Exhibit T.

          "PROJECT INFORMATION" means, with respect to each Horizon/Glen Property, information reasonably requested by C&C in connection with its due diligence activities.

          "RENT ROLL" shall mean, for each Horizon/Glen Property, a current rent roll certified by Horizon/Glen to be accurate and complete, listing for each tenant (i) the tenant's name, and location of leased premises, (ii) the commencement and expiration dates of each lease, (iii) rent and rent escalation clauses, if any, (iv) the date on which rent is payable, (v) the last date on which rent has been paid and (vi) the amount of any security deposit, prepaid rent, and whether landlord is obligated to pay interest on the same.

          "SECOND HORIZON GROUP FINANCING" shall mean the secured financing encumbering the Lake Elsinore Project and other properties owned by the Second Horizon Partnership as evidenced by the documents listed in Exhibit Q.

          "SECOND HORIZON GROUP FINANCING LOAN AGREEMENT" shall mean the Loan Agreement dated as of September 12, 1997 by and between Second Horizon Partnership, as Borrower and Nomura Asset Capital Corporation, as Lender which has been assigned to LaSalle National Bank, as Trustee under that certain Pooling and Servicing Agreement dated as of December 17, 1996 among Asset Securitization Corporation, LaSalle National Bank, ABN AMRO N.V. and the servicers named therein.

          "SECOND HORIZON GROUP FINANCING DEED OF TRUST" shall mean that certain Deed of Trust, Assignment of Rents and Security Agreement and Fixture Filing by Second Horizon Group Limited Partnership, as grantor, to Commonwealth Land Title Company, as trustee for the benefit of Nomura Asset Capital Corporation, as beneficiary dated as of September 17, 1996.

          "SECOND HORIZON PARTNERSHIP" shall mean Second Horizon Group Limited Partnership, a Delaware limited partnership.

          "SECOND HORIZON PLEDGE AGREEMENT" shall mean that certain Pledge and Security Agreement among Second HGI, Inc. and Horizon/Glen Outlet Centers Limited Partnership, each as pledgor, and Nomura Asset Capital Corporation, as Pledgee dated as of September 17, 1996.

          "SECURITIES ISSUES" shall mean all state and federal securities law considerations, issues, analyses, and consequences.

          "SERIES B PLEDGE" has the meaning set forth in Section 9.2(f).

          "TAX ISSUES" shall mean all state and federal income tax considerations, issues, analyses, and consequences.

          "TENANT" shall mean any lessee or tenant occupying any portion of the Horizon/Glen Properties.

          "TITLE POLICIES" shall mean the following policies of title insurance issued as of the Closing Date:

     (i)with respect to the Lake Elsinore Land, an ALTA owner's policy of title insurance issued by Commonwealth Land Title Insurance Company, or such other title insurance company as shall be acceptable to C&C, in substantially the same form as Exhibit U-2, with liability in the amount of $2,500,000 showing title to the Lake Elsinore Land vested in the Company subject only to Permitted Exceptions and such other exceptions for which Company shall be compensated pursuant to Section 8.1(f) or (g) and with the following endorsements if reasonably obtainable at customary rates (without payment of any amount to third parties other than the issuer) from the issuer of such policy: (i) CLTA 100, modified for Owner's Policy coverage (unimproved land);
(ii) CLTA 103.3, CLTA 103.5, modified (insuring against damage to existing or proposed improvements by reason of exercise of any rights of surface entry in connection with water rights; (iii) CLTA 103.7 (insuring that the Lake Elsinore Land abuts and has physical and legal access to a physically open public street designated as Nichols Road); (iv) CLTA 116.1 (only if there is a survey provided by C&C); (v) CLTA 116.7 (insuring that the Lake Elsinore Land complies with the Subdivision Map Act); and (vi) CLTA 123.1 (zoning-unimproved land); and

     (ii)with respect to the Lake Elsinore Project, an ALTA owner's policy of title insurance (or an endorsement to the existing policy issued to Second Horizon Partnership) issued by Commonwealth Land Title Insurance Company, or such other title insurance company as shall be acceptable to C&C, in substantially the same form as Exhibit U-1, with liability in the amount of $32,500,000, naming the Company as insured, showing title to the Lake Elsinore Project vested in Second Horizon Partnership, subject only to Permitted Exceptions and such other exceptions for which Company shall be compensated for pursuant to Section 8.1(f) or (g), and together with a non-imputation of knowledge endorsement.

          "TRANSACTION DOCUMENTS" shall mean this Agreement and the documents and agreements listed on Exhibit E hereto.

          "TRANSACTIONS" shall mean the formation of the Company, the contribution of capital and the execution and delivery of all Transaction Documents.